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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

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                                 SEC FILE NUMBER
                                     0-26072
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                         ------------------------------
                                  CUSIP NUMBER
                                    932723208
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
[X]   Form 10-K and         [  ]  Form 20-F     [  ] Form 11-K      [  ]  Form 10-Q and  [  ]  Form N-SAR
      Form 10-KSB                                                         Form 10-QSB


         For Period Ended:          December 31, 1998
                           -----------------------------------------------------
         [  ]     Transition Report on Form 10-K

         [  ]     Transition Report on Form 20-F

         [  ]     Transition Report on Form 11-K

         [  ]     Transition Report on Form 10-Q

         [  ]     Transition Report on Form N-SAR

         For the Transition Period Ended:
                                         ---------------------------------------
         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                                        ------------------------
PART I - REGISTRANT INFORMATION

         Full Name of Registrant

         Walnut Financial Services, Inc. (the "Company")
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         Former name, if applicable

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         Address of Principal Executive Office (Street and Number)

         8000 Towers Crescent Drive, Suite 1070
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         City, State and Zip Code    Vienna, Virginia  22182
                                  ----------------------------------------------
PART II - RULES 12b-15(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

         Attached as Exhibit 1 hereto.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 11-K, 20-F, 10-Q, Form 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed period.

         The registrant's independent certified public accountants are still engaged in audit fieldwork with respect to a subsidiary of the Company acquired during 1998. The registrant's audited financial statements at and for the year ended December 31, 1998, can therefore not presently be completed. The registrant requires information from such financial statements to complete every portion of its Annual Report on Form 10-K.

PART IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

          Robert F. Mauer                                (703) 448-3771
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             (Name)                             (Area Code) (Telephone Number)

          (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12




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     months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                         [X] Yes     [  ] No

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                         [  ] Yes     [X] No



                         Walnut Financial Services, Inc.
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                (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Dated:   March 31, 1999                     By:  /s/ Robert F. Mauer
         ----------------------------            -------------------------------
                                                 Name:  Robert F. Mauer
                                                 Title: Treasurer

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                                  EXHIBIT 1




March 30, 1999



Board of Directors
Walnut Financial Services, Inc.
8000 Towers Crescent Drive, Suite 1070
Vienna, Virginia  22182


Gentlemen:

The Company, subsequent to December 31, 1998, engaged Richard A. Eisner & Company, LLP to audit the financial statements of a recently acquired subsidiary. The audit fieldwork has not yet been completed. We consent to the use of this statement in the filing of Form 12b-25.

Very truly yours,


/s/ Richard A. Eisner & Company, LLP


Richard A. Eisner & Company, LLP